Exhibit 99



                                                   Arbor Property Trust
                                                   One Tower Bridge
                                                   Suite 800
                                                   W. Conshohocken, PA  19428
                                                   Contact:  Donna M. Knapp
                                                   (610) 941-2962


                              ARBOR PROPERTY TRUST
                ANNOUNCES PLAN TO MERGE INTO VORNADO REALTY TRUST


FOR IMMEDIATE RELEASE - AUGUST 25, 1997


          W. CONSHOHOCKEN, PA -- ARBOR PROPERTY TRUST (NYSE:ABR) announced it has signed a definitive agreement to merge into VORNADO REALTY TRUST (NYSE:VNO). Under the terms of the merger agreement, for each Arbor Common Share, shareholders can elect to receive either 15.3846% of a share of Vornado's Convertible Preferred Stock or 12.1905% of a share of Vornado's Common Stock. The approximate value of the transaction is $225 million, including assumed debt of $125 million.

          Based upon closing prices on August 22nd, for each Arbor Common Share, Arbor shareholders would receive either Vornado Preferred Stock having a market value of $8.17 or Vornado Common Stock having a market value of $8.32.

          Arbor is a single asset REIT which owns the Green Acres Mall, a four department store enclosed regional shopping mall containing approximately 1.8 million square feet, including the Plaza at Green Acres. Green Acres is located in Nassau County, Long Island on Sunrise Highway, approximately one mile east of Queens, New York.


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         Vornado, having a total capitalization in excess of $2.7 billion, is a fully-integrated equity REIT which owns, leases, develops, redevelops and manages retail, office and industrial properties primarily located in the Northeast and Mid-Atlantic regions.

          Following approval of the proposed merger by Arbor's Board of Trustees, the anticipated union with Vornado was enthusiastically endorsed by Arbor's president, Myles H. Tanenbaum. "Vornado has demonstrated the dynamic leadership and vision that will continue to set the standard for real estate investment as we move into the next century. As Arbor's largest individual shareholder, I am delighted by the prospect of converting my investment into shares of Vornado."

          He added that exchanging Arbor shares for Vornado stock would significantly benefit Arbor Shareholders in a number of ways, including
Vornado's:

          o Diversified real estate portfolio in terms of property type (office and industrial, as well as retail), number of individual properties (over 80 assets vs. one), and presence in multiple markets;

          o Value creating development activity, ranging from expansion of existing properties to redevelopment of land owned by its Alexander's affiliate; and


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          o    Anticipated dividend growth from its existing
               portfolio coupled with its expanded asset base, while nevertheless maintaining ready access to funds from the capital markets.

         The closing, which is expected in December, is subject to the approval of Arbor's shareholders after mailing of appropriate materials, anticipated to be in late October, and certain other conditions. Accordingly, there can be no assurance the proposed transaction will be completed.